EXHIBIT 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: February 23, 2006	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Fourth Quarter Financial Results

Overview

•	For the fourth quarter 2005, EE reported net income of $6.7 million, or $0.14 per basic and diluted earnings per share, including a net loss of $1.1 million or $0.02 loss per share for the cumulative effect of an accounting change. In the fourth quarter of 2004, EE had a net loss of $1.2 million or $.02 basic and diluted loss per share.

•	For the twelve months ended December 31, 2005, EE reported net income of $35.5 million, or $0.75 and $0.74 basic and diluted earnings per share, respectively, which included a net loss of $1.1 million or $0.02 loss per basic and diluted share for the cumulative effect of an accounting change. Net income for the twelve months ended December 31, 2004 was $35.2 million or $0.74 and $0.73 basic and diluted earnings per share, respectively, which included an extraordinary gain of $1.8 million or $0.04 basic and diluted earnings per share.

•	Net income for the twelve months ended December 31, 2005 includes the net effects of the charge taken in 2005 for the early extinguishment of debt of $12.1 million ($0.25 per basic share) and the net loss taken in 2005 pertaining to the cumulative effect of an accounting change of $1.1 million ($0.02 per basic share). Net income for the twelve months ended December 31, 2004 includes the effects of the charge taken in 2004 for the early extinguishment of debt of $3.3 million ($0.07 per basic share) and the extraordinary gain recorded in 2004 pertaining to the adoption of SFAS No. 71 for its New Mexico jurisdiction of $1.8 million ($0.04 per basic share).

•	Earnings during 2005 were positively affected by:

•	Increased retail sales due to customer growth and favorable summer weather

•	Decreased depreciation as a result of completing the recovery of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation which ended in July 2005.

•	Decreased interest on long-term debt as a result of refinancing debt at lower rates.

•	EE has revised its 2006 earnings guidance to a range of $1.10 to $1.45 per basic share, from its previously established range of $1.10 to $1.60 per basic share, reflecting lower estimates of margins from off-system sales due to lower wholesale energy prices and reduced output from Palo Verde. This revised earnings guidance assumes that Palo Verde Unit 1 returns to its historical operating levels by the end of April 2006.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

“In 2005, we achieved significant cost savings from refinancing all of our outstanding debt,” said Gary Hedrick, President and CEO. “We have entered into a new rate settlement with the City of El Paso which provides for stable rates through June 30, 2010 and, pending regulatory approval, increased off-system sales margin sharing from 50% to 75%. In addition, we realized a reduction in depreciation expense due to the full recovery of certain fresh start accounting related adjustments. These accomplishments, along with healthy growth in our customer base, allowed us to realize a significant improvement in fourth quarter results of operations.”

Earnings Summary

The table and explanations below present the major factors affecting 2005 earnings, relative to 2004, before the consideration of the cumulative effect of accounting change for 2005 and extraordinary item for 2004.

	Quarter Ended		Twelve Months Ended
	Earnings	Basic EPS	Earnings	Basic EPS
December 31, 2004	$(1,182)	$(0.02)	$33,369	$0.70
Changes in (net of tax):
Retail base revenues	1,118	0.02	5,905	0.12
Depreciation and amortization	4,499	0.09	6,760	0.14
Interest on long-term debt	2,192	0.05	5,212	0.11
Coal reclamation adjustment	1,498	0.03	1,902	0.04
Loss on extinguishment of debt	341	0.01	(8,807)	(0.18)
IRS settlement recognized in 2004	—	—	(6,200)	(0.13)
Palo Verde operations and maintenance	(1,178)	(0.03)	(2,189)	(0.04)
Other	520	0.01	663	0.01

December 31, 2005	$7,808	$0.16	$36,615	$0.77

Fourth Quarter

Earnings before the cumulative effect of an accounting change for the quarter ended December 31, 2005, when compared to the quarter ended December 31, 2004 were positively affected by:

•	Decreased depreciation expense as a result of completing the recovery of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation which ended in July 2005.

•	Decreased interest on long-term debt in 2005 resulting from refinancing the Company’s first mortgage bonds and reissuing or remarketing of pollution control bonds.

•	An increase to the Company’s coal reclamation liability in 2004 with no comparable amount in 2005.

•	Higher retail base revenues due to increased retail kilowatt-hour sales in 2005. The higher kilowatt-hour sales primarily resulted from a 2.7% increase in the average number of retail customers served.

Earnings before the cumulative effect of an accounting change for the quarter ended December 31, 2005, when compared to the quarter ended December 31, 2004 were negatively affected by:

•	An increase in Palo Verde non-fuel operations and maintenance expenses.

Year-Ended

Earnings before the cumulative effect of an accounting change and extraordinary item for the twelve months ended December 31, 2005 when compared to earnings for the same period in 2004, were positively affected by:

•	Decreased depreciation as a result of completing the recovery of certain fresh-start accounting related assets over the period of the Texas Rate Stipulation which ended in July 2005.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

•	Decreased interest on long-term debt in 2005 resulting from refinancing the Company’s first mortgage bonds in June 2005 and reissuing or remarketing of pollution control bonds in August 2005.

•	An increase to the Company’s coal reclamation liability of $1.5 million in 2004 and a decrease of $0.4 million in 2005.

•	An increase in retail base revenue due to increased retail kilowatt-hour sales in 2005. Higher kilowatt-hour sales resulted from both a 2.7% increase in the average number of retail customers served and warmer summer weather conditions.

Earnings before the cumulative effect of an accounting change and extraordinary item for the twelve months ended December 31, 2005, when compared to the twelve months ended December 31, 2004, were negatively affected by:

•	The loss on the extinguishment of debt incurred when the Company refinanced all its remaining first mortgage bonds in June 2005. Year-over-year, the net increase in the loss related to the extinguishment of debt was approximately $8.8 million or $0.18 per basic share.

•	The recognition of the benefits of an IRS settlement in 2004 of $6.2 million, or $0.13 per basic share, with no comparable amount in 2005.

•	An increase in Palo Verde operation and maintenance expense.

Key Earnings Drivers

The Company’s earnings are largely influenced by base revenues from retail electric customers, off-system sales margins and Palo Verde operations.

Retail Base Revenues

Retail base revenues increased by $1.5 million or 1.5% in the fourth quarter of 2005 compared to the same period in 2004 primarily as a result of a 2.7% increase in the average number of retail customers.

For the twelve months ended December 31, 2005, retail base revenues increased $8.0 million or 1.9% compared to the twelve months ended December 31, 2004. Retail kilowatt-hour sales in the twelve month period ended December 31, 2005 were 1.1% higher than the twelve month period ended December 31, 2004. A 2.7% growth in average number of retail customers served in 2005 accounted for most of the growth in 2005 sales. Higher sales resulting from the effects of hotter weather in the summer of 2005 were largely offset by milder weather conditions earlier in 2005.

Off-system Sales

The Company continues to make off-system sales in the wholesale power markets when competitively priced excess power is available from its generating plants and purchased power contracts. The table below shows megawatt-hours of off-system sales and the pre-tax margins realized and retained by the Company from those sales for the quarter and twelve month periods ended December 31, 2005 and 2004:

	Quarter Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
MWh sales	227,479	384,342	1,420,778	1,838,467
Total margins (in thousands)	$2,112	$4,344	$20,267	$21,265
Retained margins (in thousands)	$1,706	$2,662	$13,750	$13,015

For the quarter ended December 31, 2005, retained margins from off-system sales decreased approximately $1.0 million. This decrease in the fourth quarter was associated with (i) an increase in fuel costs for off-system

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

sales transactions and (ii) decline in energy available for sale in the economy market because of a decline in output at the Palo Verde station due to an extended planned refueling and steam generator replacement outage for Unit 1 and unplanned outages at Palo Verde Units 2 and 3. Partially offsetting this were higher average market prices and the Company’s retention of a higher percentage of margins in Texas which increased to 75% beginning in July 2005 compared to the previous 50% as a result of the rate settlement with the City of El Paso. The margin sharing provisions of the rate settlement are subject to approval by the Public Utility Commission of Texas (PUCT).

For the twelve months ended December 31, 2005, margins retained by the Company were $0.7 million higher than in 2004 reflecting an increase in the off-system sales margins retained by the Company from 50% to 75% per the City of El Paso rate agreement beginning in July 2005 and by higher average realized margins. Partially offsetting this was a reduction in off-system kilowatt-hour sales of 22.7%, primarily due to reduced output from Palo Verde. The table below shows for each quarter of 2005 and 2004 on a per MWh basis, revenues, costs and margins from off-system sales.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2005	$45.49	$24.15	$21.34
June 30, 2005	$47.45	$42.86	$4.59
September 30, 2005	$65.64	$53.16	$12.48
December 31, 2005	$71.15	$61.87	$9.28

March 31, 2004	$38.97	$21.27	$17.70
June 30, 2004	$42.95	$35.26	$7.69
September 30, 2004	$43.61	$34.30	$9.31
December 31, 2004	$45.95	$34.64	$11.30

Palo Verde Operations

The Company owns 600 megawatts (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects the Company’s ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of the Company’s non-fuel operating expenses. Generation from Palo Verde declined 17.4% in the quarter ended December 31, 2005 and declined 8.2% in the twelve month period ended December 31, 2005 compared to the same periods in 2004. The decline in generation reflects an increase in both planned and unplanned outages in 2005, including a planned outage in the fourth quarter at Palo Verde Unit 1 to refuel the unit and to replace the steam generators. Unit 1 returned to service at a reduced level in late December.

Palo Verde operations and maintenance costs increased $1.2 million, or $0.03 per basic share for the quarter ended December 31, 2005 compared to the same period last year and $2.2 million, or $0.04 per basic share, for the twelve months ended December 31, 2005 compared to 2004 primarily due to maintenance during the replacement of steam generators and refueling at Unit 1. Palo Verde operations and maintenance costs also increased for the twelve month period due to increased administrative and general costs at the plant.

Unit 1 at Palo Verde has operated at reduced power levels since December 25, 2005 due to a vibration in one of the unit’s shutdown cooling lines. Unit 1 is currently operating at approximately 25% of capacity. Arizona Public Service Company (APS), the operator of Palo Verde, is in the process of formulating potential remedies to address the issue. While the timing and success of such remedies is uncertain, APS has informed us that they are scheduling another attempt to remedy this issue sometime in April. Typically, EE realizes between 40% and 50% of its wholesale off-system sales margins during the first quarter of each calendar year when EE’s native load is lower than at other times of the year,

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

allowing for the sale in the wholesale market of relatively larger amounts of off-system energy generated from nuclear fuel resources. Palo Verde’s availability is an important factor in realizing these wholesale margins. EE estimates that the reduced output at Palo Verde Unit 1 could cause it to forego approximately $2 to $3 million in wholesale margins for each month during the first quarter and approximately $0.1 million in April 2006 if the unit continues to operate at reduced capacity. This estimate of possible reductions in wholesale margins is based on assumptions regarding market prices and other factors consistent with the range of guidance previously provided by EE and assumes a reduction in MWhs sold in the wholesale market of approximately 80,000 MWhs per month during the first quarter. EE cautions that results would differ from its estimates to the extent that actual market prices, Palo Verde Unit 1 operations and other factors vary from its assumptions. If Palo Verde Unit 1 continues to operate at a reduced capacity beyond April 2006, the adverse financial impact on EE could increase and would include foregone wholesale margins, higher capital and or operating costs and increased purchased power and other costs.

Capital and Liquidity

At December 31, 2005, common stock equity comprised 47% of EE’s permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations). In June 2005, EE completed the refinancing of its outstanding first mortgage bonds by issuing $400 million of 6% senior notes and reacquiring or legal defeasance of $359.4 million of first mortgage bonds that had existing interest rates ranging from 8.9% to 9.4%. In August 2005, EE reissued or remarketed $193.1 million of pollution control bonds at significantly lower interest rates.

No common stock or long-term debt was repurchased during the fourth quarter of 2005. EE may continue making purchases of its stock at open market prices and may engage in private transactions, where appropriate.

The Company saw a decline in cash flows from operating activities in 2005, relative to 2004. Cash flow from operating activities for the twelve month period ended December 31, 2005 was 91% of cash requirements for capital additions and other capital requirements compared to 140% in 2004. Cash flow from operations was negatively impacted by a net increase of approximately $57.1 million in the under-recoveries of fuel in Texas and New Mexico during 2005 compared to 2004, which when adjusted for the associated deferred taxes, was the principal cause of the year-over-year net reduction in operating cash flows of approximately $40 million. In Texas fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. The Company records deferred fuel revenues and a deferred asset for the under-recovery of fuel costs until they can be recovered from Texas customers. In July 2005 the Company filed for an increase in its fixed fuel factor and to surcharge fuel under-recoveries with the PUCT. A settlement allowed the Company, beginning in October 2005, to increase its fixed fuel factor and to surcharge $53.6 million of fuel under-recoveries, including interest, over a 24-month period. In January, the Company again filed with the PUCT to increase its fixed fuel factor and surcharge approximately $34 million for additional fuel under-recoveries, including interest, over a twelve-month period. The Company has received approval to bill the new fuel factor and surcharge on an interim basis beginning in February 2006. A final decision from the PUCT on the January 2006 fuel filing is likely in the second quarter of 2006. The Company expects cash flow to improve as a result of the increased fuel recoveries from both of the aforementioned fuel filings.

Investing cash flows were negatively impacted in 2005, relative to 2004, by the approximate $16.2 million increase in cash used for property additions. This was the principal cause of the year-over-year increase in cash use for investing activities of approximately $12.5 million.

Finally, net cash flow from financing activities improved in 2005, relative to 2004, by approximately $36.0 million, as the refinancing of the Company’s first mortgage bonds and pollution control bonds resulted in less net cash being used to retire debt than had occurred in 2004, when reacquired debt was financed from internally generated cash flow.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

2006 Earnings Guidance

EE has revised its earnings guidance for 2006 from $1.10 to $1.60 per basic share to $1.10 to $1.45 per basic share reflecting lower estimates of margins from off-system sales due to lower wholesales energy prices and reduced output from Palo Verde. This revised earnings guidance assumes Palo Verde Unit 1 returns to its historical operating levels by the end of April 2006.

Conference Call

A conference call to discuss fourth quarter 2005 earnings and 2006 earnings guidance is scheduled for 4 p.m. Eastern Time, Thursday, February 23, 2006. The dial-in number is 888-552-9191 with a passcode of 2006. The conference leader will be Scott Wilson, Executive Vice President and Chief Financial and Administrative Officer of EE. A replay will run through March 10, 2006. The dial-in number is 800-839-2353 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com and on http://www.streetevents.com. Participants can also listen to the webcast without presentation slides at http://www.vcall. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) disallowance of the retention of 75% of off-system sales margin by the PUCT; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vii) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (viii) deregulation of the electric utility industry; (ix) reduced wholesale margins and increased cost of purchased power for the length of time during which Palo Verde Unit 1 operates at reduced power; and (x) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended December 31, 2005 and 2004

(In thousands except for per share data)

(Unaudited)

	2005	2004	Variance
Operating revenues, net of energy expenses:
Base revenues	$103,002	$101,389	$1,613	(a)
Off-system sales margins, net of sharing	1,706	2,662	(956	)(b)
Other	2,572	(1,303)	3,875

Operating Revenues Net of Energy Expenses	107,280	102,748	4,532

Other Operating Expenses:
Other operations and maintenance	42,739	44,984	(2,245)
Palo Verde operations and maintenance	20,372	18,472	1,900
Taxes other than income taxes	12,265	8,163	4,102
Loss on extinguishments of debt	113	664	(551)
Other income	1,185	1,632	(447)

Earnings Before Interest, Taxes, Depreciation and Amortization	32,976	32,097	879	(c)

Depreciation and amortization	16,293	23,550	(7,257)
Interest charges	6,868	11,047	(4,179)

Income Before Income Taxes and Cumulative Effect of Accounting Change	9,815	(2,500)	12,315
Income tax (expense) benefit	(2,007)	1,318	(3,325)

Income Before Cumulative Effect of Accounting Change	7,808	(1,182)	8,990
Cumulative effect of accounting change, net	(1,093)	0	(1,093	)(d)

Net Income	$6,715	$(1,182)	$7,897

Basic Earnings per Share:
Income before cumulative effect of accounting change	$0.16	$(0.02)	$0.18
Cumulative effect of accounting change, net	(0.02)	0.00	(0.02)

Net Income	$0.14	$(0.02)	$0.16

Diluted Earnings per Share:
Income before cumulative effect of accounting change	$0.16	$(0.02)	$0.18
Cumulative effect of accounting change, net	(0.02)	0.00	(0.02)

Net Income	$0.14	$(0.02)	$0.16

Weighted average number of shares outstanding	47,905	47,300	605

Weighted average number of shares and dilutive potential shares outstanding	48,680	47,300	1,380

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $6.8 million and $6.6 million, respectively.
(b)	Texas customers received 25% of margins in the fourth quarter of 2005 and 50% in the fourth quarter of 2004.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	Net of income tax benefit of approximately $0.7 million.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Twelve Months Ended December 31, 2005 and 2004

(In thousands except for per share data)

(Unaudited)

	2005	2004	Variance
Operating revenues, net of energy expenses:
Base revenues	$438,153	$430,101	$8,052	(a)
Off-system sales margins, net of sharing	13,750	13,015	735	(b)
Other	9,100	4,637	4,463

Operating Revenues Net of Energy Expenses	461,003	447,753	13,250

Other Operating Expenses:
Other operations and maintenance	160,834	157,466	3,368
Palo Verde operations and maintenance	64,791	61,260	3,531
Taxes other than income taxes	45,027	42,584	2,443
Loss on extinguishments of debt	19,561	5,356	14,205
Other income	2,560	1,128	1,432

Earnings Before Interest, Taxes, Depreciation and Amortization	173,350	182,215	(8,865	)(c)

Depreciation and amortization	82,468	93,372	(10,904)
Interest charges	35,678	46,276	(10,598)

Income Before Income Taxes, Cumulative Effect of Accounting Change and Extraordinary Item	55,204	42,567	12,637

Income tax expense	18,589	9,198	9,391

Income Before Cumulative Effect of Accounting Change and Extraordinary Item	36,615	33,369	3,246
Cumulative effect of accounting change, net	(1,093)	0	(1,093	)(d)
Extraordinary gain on re-application of SFAS No. 71, net	0	1,802	(1,802	)(e)

Net Income	$35,522	$35,171	$351

Basic Earnings per Share:
Income before cumulative effect of accounting change and extraordinary gain on re-application of SFAS No. 71, net	$0.77	$0.70	$0.07
Cumulative effect of accounting change, net	(0.02)	0.00	(0.02)
Extraordinary gain on re-application of SFAS No. 71, net	0.00	0.04	(0.04)

Net Income	$0.75	$0.74	$0.01

Diluted Earnings per Share:
Income before cumulative effect of accounting change and extraordinary gain on re-application of SFAS No. 71, net	$0.76	$0.69	$0.07
Cumulative effect of accounting change, net	(0.02)	0.00	(0.02)
Extraordinary gain on re-application of SFAS No. 71, net	0.00	0.04	(0.04)

Net Income	$0.74	$0.73	$0.01

Weighted average number of shares outstanding	47,712	47,427	285

Weighted average number of shares and dilutive potential shares outstanding	48,308	48,020	288

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $29.4 million and $28.0 million, respectively.
(b)	Texas customers received 50% of margins in 2004 through June 30, 2005. Beginning in July 2005 customers’ share of margins decreased to 25%.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	Net of income tax benefit of approximately $0.7 million.
(e)	Net of income tax expense of approximately $1.0 million.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Twelve Months Ended December 31, 2005 and 2004

(In thousands and Unaudited)

	2005	2004
Cash flows from operating activites:
Net income	$35,522	$35,171
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	82,468	93,372
Deferred income taxes, net	25,286	401
Loss on extinguishment of debt	19,561	5,356
Other	28,145	25,861
Change in working capital items:
Net undercollection of fuel revenues	(73,549)	(16,453)
Other	(10,728)	(29)

Net cash provided by operating activities	106,705	143,679

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(88,263)	(72,092)
Cash additions to nuclear fuel	(15,888)	(15,828)
Decommissioning trust funds	(8,930)	(8,206)
Other	(4,721)	(6,235)

Net cash used for investing activities	(117,802)	(102,361)

Cash flows from financing activities:
Reacquisition and remarketing of debt	(574,982)	(41,048)
Issuance of new debt	590,823	—
Nuclear fuel financing obligation	709	(979)
Other (a)	(26,898)	(4,316)

Net cash used for financing activities	(10,348)	(46,343)

Net decrease in cash and temporary investments	(21,445)	(5,025)

Cash and temporary investments at beginning of period	29,401	34,426

Cash and temporary investments at end of period	$7,956	$29,401

Cash Interest Payments	$48,407	$49,392

(a)	Includes $22.4 million in 2005 to settle cash flow hedge associated with the issuance of senior notes in June 2005.

El Paso Electric Company

Quarter Ended December 31, 2005 and 2004

Sales and Revenues Statistics

	2005	2004	Increase (Decrease)
MWh sales:
Retail:
Residential	481,122	462,377	4.1%
Commercial and industrial, small	495,109	486,420	1.8%
Commercial and industrial, large	281,644	305,777	(7.9)%
Sales to public authorities	292,169	293,444	(0.4)%

Total retail sales	1,550,044	1,548,018	0.1%

Wholesale:
Sales for resale	7,867	7,178	9.6%
Off-system sales	227,479	384,342	(40.8)%

Total wholesale sales	235,346	391,520	(39.9)%

Total kWh sales	1,785,390	1,939,538	(7.9)%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$38,945	$37,854	2.9%
Commercial and industrial, small	38,216	37,295	2.5%
Commercial and industrial, large	9,517	10,092	(5.7)%
Sales to public authorities	15,977	15,866	0.7%

Total retail base revenues	102,655	101,107	1.5%
Wholesale:
Sales for resale	347	282	23.0%

Total base revenues	103,002	101,389	1.6%
Fuel revenues
Recovered from customers during the period	48,430	33,082	46.4%
Change in deferred fuel revenues	35,078	4,127	750.0%
New Mexico fuel in base revenues	6,837	6,582	3.9%

Total fuel revenues	90,345	43,791	106.3%

Off-system sales	16,185	17,660	(8.4)%
Other	3,865	2,789	38.6%

Total operating revenues	$213,397	$165,629	28.8%

Off-system sales (in thousands):
Gross margins	$2,112	$4,344	(51.4)%
Retained margins	1,706	2,662	(35.9)%

Average number of retail customers:
Residential	303,400	295,572	2.6%
Commercial and industrial, small	31,905	31,010	2.9%
Commercial and industrial, large	60	58	3.4%
Sales to public authorities	4,776	4,550	5.0%

Total	340,141	331,190	2.7%

Number of retail customers (end of period):
Residential	304,031	296,435	2.6%
Commercial and industrial, small	31,969	31,079	2.9%
Commercial and industrial, large	61	58	5.2%
Sales to public authorities	4,791	4,552	5.2%

Total	340,852	332,124	2.6%

Weather statistics			10 Yr Average
Heating degree days	885	1,132	1,072
Cooling degree days	84	75	104

El Paso Electric Company

Quarter Ended December 31, 2005 and 2004

Generation and Purchased Power Statistics

	2005	2004	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	812,176	982,720	(17.4)%
Four Corners	194,045	205,740	(5.7)%
Gas plants	616,641	563,562	9.4%

Total generation	1,622,862	1,752,022	(7.4)%
Purchased power	297,570	332,526	(10.5)%

Total available energy	1,920,432	2,084,548	(7.9)%
Line losses and Company use	135,042	145,010	(6.9)%

Total	1,785,390	1,939,538	(7.9)%

Palo Verde capacity factor	61.3%	73.6%
Four Corners capacity factor	84.8%	89.9%
Gas generation capacity factor	25.1%	24.3%

El Paso Electric Company

Twelve Months Ended December 31, 2005 and 2004

Sales and Revenues Statistics

	2005	2004	Increase (Decrease)
MWh sales:
Retail:
Residential	2,090,098	1,986,085	5.2%
Commercial and industrial, small	2,126,918	2,115,822	0.5%
Commercial and industrial, large	1,165,506	1,236,426	(5.7)%
Sales to public authorities	1,270,116	1,243,003	2.2%

Total retail sales	6,652,638	6,581,336	1.1%

Wholesale:
Sales for resale	41,883	41,094	1.9%
Off-system sales	1,420,778	1,838,467	(22.7)%

Total wholesale sales	1,462,661	1,879,561	(22.2)%

Total kWh sales	8,115,299	8,460,897	(4.1)%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$173,007	$164,791	5.0%
Commercial and industrial, small	158,406	157,188	0.8%
Commercial and industrial, large	39,191	41,096	(4.6)%
Sales to public authorities	65,862	65,351	0.8%

Total retail base revenues	436,466	428,426	1.9%
Wholesale:
Sales for resale	1,687	1,675	0.7%

Total base revenues	438,153	430,101	1.9%
Fuel revenues
Recovered from customers during the period	164,500	143,692	14.5%
Change in deferred fuel revenues	79,539	17,360	358.2%
New Mexico fuel in base revenues	29,440	27,956	5.3%

Total fuel revenues	273,479	189,008	44.7%
Off-system sales	78,209	78,533	(0.4)%
Other	14,072	10,986	28.1%

Total operating revenues	$803,913	$708,628	13.4%

Off-system sales (in thousands):
Gross margins	$20,267	$21,265	(4.7)%
Retained margins	13,750	13,015	5.6%

Average number of retail customers:
Residential	301,331	293,395	2.7%
Commercial and industrial, small	31,573	30,731	2.7%
Commercial and industrial, large	59	56	5.4%
Sales to public authorities	4,658	4,532	2.8%

Total	337,621	328,714	2.7%

Number of retail customers (end of period):
Residential	304,031	296,435	2.6%
Commercial and industrial, small	31,969	31,079	2.9%
Commercial and industrial, large	61	58	5.2%
Sales to public authorities	4,791	4,552	5.2%

Total	340,852	332,124	2.6%

Weather statistics			10 Yr Average
Heating degree days	2,176	2,558	2,405
Cooling degree days	2,549	2,327	2,530

El Paso Electric Company

Twelve Months Ended December 31, 2005 and 2004

Generation and Purchased Power Statistics

	2005	2004	Increase (Decrease)
Generation and purchased power (MWh):
Palo Verde	4,077,558	4,443,928	(8.2)%
Four Corners	779,002	740,960	5.1%
Gas plants	2,643,584	2,426,567	8.9%

Total generation	7,500,144	7,611,455	(1.5)%
Purchased power	1,258,469	1,410,114	(10.8)%

Total available energy	8,758,613	9,021,569	(2.9)%
Line losses and Company use	643,314	560,672	14.7%

Total	8,115,299	8,460,897	(4.1)%

Palo Verde capacity factor	77.4%	83.7%
Four Corners capacity factor	86.1%	81.9%
Gas generation capacity factor	26.3%	25.1%

El Paso Electric Company

Financial Statistics

At December 31, 2005 and 2004

(In thousands, except number of shares and book value per share)

	2005	2004
Balance Sheet
Cash and Temporary Investments	$7,956	$29,401

Common Stock Equity	$556,439	$532,147
Long-term Debt, Net of Current Portion	590,838	359,362
Financing Obligations, Net of Current Portion	20,180	20,274

Total Capitalization	$1,167,457	$911,783

Current Portion of Long-Term Debt and Financing Obligations	$21,727	$214,092

Number of Shares	48,142,321	47,403,072

Book Value Per Common Share	$11.56	$11.23

Twelve Months Ended Income Statement
Return on average common equity	6.53%	6.84%
Return on average common equity before cumulative effect of accounting change or extraordinary item	6.72%	6.50%
EBITDA	$173,350	$182,215 (a)
EBITDA/Gross interest charges	4.25	3.71
Ratio of Earnings to Fixed Charges	2.34	1.83

(a)	Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. EBITDA is traditionally defined as earnings before interest, taxes, depreciation and amortization. The non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, consolidated statements of cash flows, or other measures of financial performance prepared in accordance with GAAP.